EXHIBIT 10.3

          The following amendments to the 1988 Incentive Compensation Plan (the "Plan") have been approved by the Board of Directors of Dialogic Corporation, subject to the approval of the shareholders of Dialogic Corporation at the 1997 annual meeting of shareholders:

     1. Section 3.03 of the Plan is hereby amended by adding the following sentence at the end of such Section 3.03:

                  "Notwithstanding any provision herein to the contrary, all decisions which would be made by the Board hereunder with respect to persons who constitute "covered employees" within the meaning of
         Section 162(m) of the Code shall be made by a committee of the Board consisting of all those members of the Board who constitute "outside directors" within the meaning of Section 162(m) of the Code. If, however, there are less than two such "outside directors" on the Board, then all such decisions shall be made by the Board.


     2. Section 7.02 of the Plan is hereby amended in its entirety to provide as follows:

                  "Number. The number of Shares subject to Stock Options shall be determined by the Board; provided, however, that the maximum number of Shares covered by Stock Options granted to any Participant in any calendar year shall not exceed 375,000 Shares (subject to adjustment pursuant to Section 13.07 hereof)."


     3. Section 13.03 of the Plan shall be amended in its entirety to provide as follows:

                  "Limited Transferability of Incentives. Except as provided in the balance of this Section 13.03, no Option granted under this Plan shall be transferable otherwise than by will or the law of descent and distribution following the Optionee's death, and during the lifetime of the Optionee, shall be exercisable only by him or for his benefit by his attorney in fact or guardian. An Incentive other than an Incentive Stock Option may, in connection with a Participant's estate plan and with the approval of the Board, be assigned in whole or in part during the Participant's lifetime to one or more members of the Participant's immediate family or to a trust established exclusively for one or more such family members. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the Incentive pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the Incentive immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Board may deem appropriate."

     4. Section 13.04A of the Plan shall be amended in its entirety to provide as follows:

              "Termination of Employment as a Result of Death, Disability or Retirement; Other Terminations of Employment. Notwithstanding any provision to the contrary herein or in any Incentive Agreement, the following provisions shall apply with respect to Stock Options and SARs held by a Participant at the termination of such Participant's employment with members of the Group in the event that such Participant's employment terminates as a result of death, Disability or Retirement or in the event that such Participant's employment is terminated by the Company either with "cause" or without "cause" (any determination of "cause" to be made by the Board and to be binding and conclusive for purposes of the Plan):

                  (a) If such employment terminates as a result of death, the Participant's Stock Options and SARs shall be deemed fully exercisable as of the date of death and such Participant's estate shall have the right to exercise the Participant's Stock Options and SARs for a period ending on the earlier of the expiration dates of such Stock Options and SARs or three years from the date of termination of employment.

                  (b) If such employment terminates as a result of Disability, the Participant's Stock Options and SARs shall be deemed fully exercisable as of the date that the Participant is notified that he will not longer be employed by any members of the Group (the "Notification Date") and such Participant shall have the right to exercise his Stock Options and SARs for a period ending on the earlier of the expiration dates of such Stock Options and SARs or three years from the Notification Date, provided that if an Incentive Stock Option is exercised beyond the last date consistent with treatment of such option as an "incentive stock option" under the Code, such option shall be deemed to be a Non-Statutory Stock Option hereunder.

                  (c) If such employment terminates as a result of Retirement, the Participant shall have the right to exercise his Stock Options and SARs for a period ending on the earlier of the expiration dates of such Stock Options and SARs or three years from the date of termination of employment, provided that unless the Board determines otherwise (i.e., determines that some or all of a retiring Participant's unvested Stock Options be deemed fully vested) with respect to a particular Retirement, such Stock Options and SARs shall be exercisable by the Participant after Retirement only to the extent exercisable on the date of termination of employment and provided that if an Incentive Stock Option is exercised beyond the last date consistent with treatment of such option as an "incentive stock option" under the Code, such option shall be deemed to be a Non-Statutory Stock Option hereunder.

                  (d) If such employment is terminated by the Company without "cause", the Participant shall have the right to exercise his Stock Options and SARs for a period ending on the earlier of the expiration dates of such Stock Options and SARs or three months from the date of termination of employment, provided that such Stock Options and SARs shall be exercisable by the Participant after termination of employment only to the extent exercisable on the date of termination of employment.

                  (e) If such employment is terminated by the Company with "cause", all Stock Options and SARs held by such Participant shall terminate as of the date on which such employment terminates.

                  (f) In the event that an employee continues to serve as a director or Consultant of any member of the Group after such employee ceases to be employed by any member of the Group, the employee shall, for purposes of the Plan, be deemed to continue in the employment of the Company until such time that such person ceases to serve as a director of, Consultant to or employee of any member of the Group; provided that if an Incentive Stock Option is exercised beyond the last date consistent with treatment of such option as an "incentive stock option" under the Code, such option shall be deemed to be a Non-Statutory Stock Option hereunder."